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Exhibit 10.15.2

McData Corporation

MANUFACTURING AND PURCHASE AGREEMENT

"McDATA"

  McDATA Corporation
  380 Interlocken Crescent
  Broomfield, CO 80021-3464

"SSCI"

  Sanmina-SCI Corporation
  d.b.a. Sanmina-SSCI "SSCI"
  702 Bandley Drive
  Fountain, CO 80817

The Effective Date of this Manufacturing and Purchase Agreement shall be: March 1, 2003

The following identified documents are incorporated herein by reference.

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Manufacturing and Purchase Agreement
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Appendix 1—Products
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Appendix 2—Production Quote Model
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Appendix 3—Price Matrix
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Appendix 4—SSCI Contract Quality Requirements
☒
Appendix 5—Buffer Stock Agreement
☒
Appendix 6—Vendor Managed Inventory
☒
Appendix 7—SSCI Customer RFQ Form

This Agreement and the Appendices identified above, constitutes the entire agreement between McDATA and SSCI with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral or written representations, proposals or agreements between the parties concerning the subject matter of this Agreement. In the event of any conflict between the terms of this Agreement and of any Appendix, the terms of the Appendix shall govern.

Accepted and agreed to by:		Accepted and agreed to by:
McDATA Corporation (McDATA)		Sanmina-SCI Corporation d.b.a SSCI (SSCI)
Signed:	/s/ ROBERT FINLEY (Authorized Signature)	Signed:	/s/ JOE REGAN (Authorized Signature)
Name:	Robert Finley	Name:	Joe Regan
Title:	Vice President of Manufacturing	Title:	Corp Vice President
Date:	7/1/2	Date:	6/26/2

TABLE OF CONTENTS

1.	SCOPE		3
2.	DEFINITIONS		3
3.	PRODUCTS		4
	3.1	Products	4
	3.2	Product Specifications	4
	3.3	Product Manufacturing	4
	3.4	Quality and Reliability Assurance	4
	3.5	Identification of Products and Trademark Rights	4
4.	MANUFACTURE OF PRODUCTS		5
	4.1	Manufacture of Products	5
	4.2	Manufacturability of McDATA Design	5
	4.3	Manufacture in Accordance with Specifications	5
	4.4	Location and Qualification of Manufacturing Operations	6
	4.5	Approved Supplier List and Manufacturer's Parts List	6
	4.6	McDATA Engineering Change Orders	6
	4.7	Tooling and McDATA-Owned Equipment	7
	4.8	Change in Manufacturing Process	7
	4.9	Country of Origin Certificate	7
	4.10	International Direct Ship Products	7
	4.11	Environmental Matters	8
5.	PRODUCT PRICING		8
	5.1	Prices	8
	5.2	Request for Quotation	8
	5.3	Production Quote Model	8
	5.4	Price Matrix	9
	5.5	Cost Reduction Requirements	9
	5.6	Most Favored Nations	9
6.	FORECASTS, ORDERS, AND DELIVERY		10
	6.1	Forecasts	10
	6.2	Burst Capacity	10
	6.3	Purchase Orders and Releases	10
	6.4	Payment Terms	10
	6.5	Acceptance of Purchase Orders	10
	6.6	Delivery	10
	6.7	Delayed Delivery	11
	6.8	Order Rescheduling	11
	6.9	Order Cancellation	12
	6.10	Packaging	12
	6.11	Buffer Inventory	12
	6.12	Vendor Managed Inventory (VMI)	12
	6.13	Shipment, Title and Risk of Loss	12
7.	WARRANTY AND DISCLAIMER		13
	7.1	Performance Warranties	13
	7.2	Product Warranty	13
	7.3	Epidemic Failure Warranty	15
8.	INVENTORY RISK MANAGEMENT		15
	8.1	Lead Time Expectations	15
	8.2	Non-cancelable Non-returnable (NCNR) Rules for Components	15
	8.3	End-of-Life Inventory Support	16
	8.4	Inventory Risk Limitation for Excess and Obsolete Inventory	16
	8.5	Supplemental First Choice Purchases	16

9.	RISK MANAGEMENT		17
	9.1	Disaster Recovery	17
	9.2	Key Personnel	17
	9.3	SSCI Supplier Disaster Recovery Plan	17
10.	PROGRAM MANAGEMENT		17
	10.1	Quarterly Reviews	17
	10.2	On-site Support Expectations	17
	10.3	New Product Introduction Program Coordination	18
11.	CONFIDENTIAL INFORMATION AND NON-DISCLOSURE		18
	11.1	Confidential Information	18
	11.2	Exceptions	18
	11.3	Non-Disclosure Obligation	19
	11.4	Effect of Termination	19
	11.5	Injunctive Relief	19
12.	INDEMNIFICATION AND INSURANCE		19
	12.1	Infringement Indemnification by McDATA	19
	12.2.	Infringement Indemnification by SSCI	20
	12.3	Indemnification by Either Party	20
	12.4	General Indemnification	20
	12.5	Insurance	20
13.	LIMITATION OF LIABILITY		20
14.	TERM AND TERMINATION		21
	14.1	Term	21
	14.2	Termination for Material Breach	21
	14.3	Termination for Insolvency	21
	14.4	Inventory Indemnification	21
	14.5	Effect of Termination	21
	14.6	Return of Materials	21
	14.7	Dispute Resolution	21
15.	MANUFACTURE RIGHTS		22
16.	MARKETING OR PUBLICITY		22
17.	EXPORT ADMINISTRATION		22
18.	GENERAL PROVISIONS		22
	18.1	Relationship of Parties	22
	18.2	Notices	23
	18.3	Force Majeure	23
	18.4	Amendment or Waiver	23
	18.5	Non-Assignment; No Third Party Rights	23
	18.6	Severability	23
	18.7	Further Assurances	24
	18.8	Attorney's Fees	24
	18.9	Governing Law	24
	18.10	Entire Agreement	24
	18.11	Right to Audit	24
	18.12	Counterparts	24
	18.13	Waiver	24
Appendix 1		Products	25
Appendix 2		Quote Model	26
Appendix 3		Price Matrix	28
Appendix 4		SSCI Contract Quality Requirements	29
Appendix 5		Buffer Stock Agreement	35
Appendix 6		Vendor Managed Inventory	36
Appendix 7		SSCI Customer RFQ Form	38

        This Manufacturing and Purchase Agreement (the "Agreement") is entered into by and between McDATA and SSCI.

        For and in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.    SCOPE

        This Agreement establishes the non-exclusive terms and conditions under which McDATA agrees to purchase from SSCI and SSCI agrees to manufacture and supply/sell to McDATA certain Products (as defined below).

2.    DEFINITIONS

        2.1  "Product(s)" refers to the McDATA products described on the attached Appendix 1, as may be amended from time to time, which meet the specifications agreed upon by the Parties and which McDATA is hereby authorized to purchase and distribute.

        2.2  "Minimum Order Quantity" means the minimum quantity for which an SSCI supplier will accept an order.

        2.3  "Economic Order Quantity" means a quantity at which a desirable price break is achieved.

        2.4  "Specifications" means specifications, drawings, Bills of Materials ("BOM") made available by McDATA to SSCI.

        2.5  "McDATA Process Documentation" means documents provided by McDATA to SSCI to define the process SSCI shall use to manufacture the Products.

        2.6  "SSCI Process Documentation" means the documents used by SSCI to define the process SSCI shall use to manufacture the Products.

        2.7  "SSCI Contract Quality Requirements" means the requirements specified on Appendix 4, as provided by McDATA to SSCI, to define the quality assurance procedures and requirements necessary in the manufacture of the Products.

        2.8  "Engineering Change Order" or "ECO" means a change to a Specification, McDATA Process Documentation, SSCI Process Documentation, or the Products.

        2.9  "Engineering Change Request" or "ECR" means a notification from one party to the other, outlining in detail, the specific requirements of an Engineering Change Order.

        2.10 "Manufacturability" means the ability to produce the Products to McDATA's Specifications, McDATA Process Documentation, SSCI Process Documentation, and SSCI practices and manufacturing capabilities, in accordance with the terms stated in Appendix 4, including without limitation the testability of the Products utilizing the mutually agreed upon Product Acceptance Tests (as defined herein) resulting in commercially acceptable yields.

        2.11 "Direct Ship Products" means Product(s) being shipped by SSCI directly to McDATA's Customer.

        2.12 "Non-direct Ship Products" means all other Product(s) not being shipped by SSCI directly to McDATA's Customer.

        2.13 "Product Acceptance Tests" means the testing array to be applied by SSCI to individual Products as mutually agreed by the Parties in writing.

        2.14 "Finished Goods" means Product that has met the Product Acceptance Test criteria, and is ready for shipment.

        2.15 "Transformation Costs" means all costs associated with the manufacture of the Products, excluding raw material costs.

        2.16 "Purchase Order Release" means a blanket purchase order release or an outbound sales order release issued by McDATA to SSCI.

        2.17 "End-of-Life" (EOL) means a Product or component which either McDATA or a component supplier has formally communicated will no longer be manufactured.

        2.18 "Vendor Managed Inventory (VMI)" means SSCI owned Product inventory which is delivered to and managed by SSCI in a secured storage area within McDATA's facility. SSCI shall retain ownership and title to the VMI Product until McDATA issues a release.

        2.19 "Buffer Stock" means an agreed upon quantity of Product which shall be built and maintained by SSCI in addition to the current quarters requirements.

3.    PRODUCTS

        3.1  Products. SSCI agrees to sell to McDATA the Products listed on Appendix 1. The Parties agree that changes (additions or deletions) to Appendix 1 may be made, provided the Parties mutually agree in writing to such changes.

        3.2  Product Manufacturing. McDATA agrees that for the original term of this Agreement, as defined in section 14.1, SSCI shall be the selected manufacturer of the Products and all future derivatives of the Products listed in Appendix 1 currently being manufactured as of the Effective Date of this Agreement.

        3.3  Product Specifications. SSCI agrees to manufacture the Products in accordance with the Specifications, as may be provided to SSCI by McDATA. Upon mutual agreement on terms, conditions, and price, Product Specifications may be amended from time to time.

        3.4  Quality and Reliability Assurance. SSCI agrees to manufacture the Products in accordance with the quality and reliability assurance requirements specified in Appendix 4 (SSCI Contract Quality Requirements). Appendix 4 may be amended from time to time in writing as mutually agreed.

        3.5  Identification of Products and Trademark Rights

          3.5.1 Identification of Products. SSCI and McDATA hereby agree that Products sold hereunder will be labeled and marketed by McDATA under McDATA's (or its Customers') trademarks. SSCI shall have the right to affix and McDATA shall not remove or cover over any nameplate indicating model number, serial number, patent number and/or patent pending legends, and any other markings which may be required by law or by regulatory agencies, where covering over such nameplate would violate any laws, patents, or trademarks.

          3.5.2 Trademark Rights.

            3.5.2.1 McDATA shall provide to SSCI for each Product a list and description of the trademarks, trade names, insignia, symbols, decorative designs or packaging designs (collectively the "Trademarks") to be affixed by SSCI to the finished Products or to the packaging of such finished Products. SSCI agrees to affix the Trademarks in strict conformity with the then-current McDATA written instructions and standards received by SSCI.    However, nothing in this Agreement shall operate to confer on SSCI any right to use any Trademark for any purpose other than in connection with the manufacture or repair of Products in accordance with this agreement

            3.5.2.2 It is the intention of the parties to protect as fully as possible all of their rights to their respective trademarks. Therefore, no right is granted hereunder for either party to use the trademarks of the other party, except as specifically permitted in writing by such other party. Willful use of either party's trademark by the other party contrary to the provisions of this Section shall constitute a material breach of this Agreement.

4.    MANUFACTURE OF PRODUCTS

        4.1  Manufacture of Products. SSCI shall manufacture for McDATA such quantities and types of Products as McDATA may order from time to time, and as SSCI may accept pursuant to this Agreement. SSCI shall not, unless otherwise specified in a written agreement entered into by McDATA, manufacture or sell any Product except as directed by McDATA hereunder. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to grant SSCI any right to use McDATA's name for any purpose other than as expressly provided herein or otherwise mutually agreed.

        4.2  Manufacturability of McDATA Design.

          4.2.1 New Products. McDATA shall provide its Specification(s) and may provide McDATA Process Documentation to SSCI for new Products. SSCI shall provide to McDATA a New Product Project Plan (Section 10.3) including without limitation feedback, risk assessment, and suggested improvements to McDATA in writing as to the Manufacturability of such design(s). Upon McDATA's review of such New Product Project Plan submitted by SSCI, and upon mutual agreement and written authorization by McDATA, SSCI shall commence production of the new Product. In the event McDATA instructs SSCI to commence production prior to mutual agreement of such New Product Project Plan, such commencement does not indicate SSCI's agreement as to the Manufacturability of such New Product design. If SSCI commences production prior to mutual agreement and/or McDATA's specific instructions to commence production, then such production indicates SSCI's acceptance of responsibility for production using such design.

          4.2.2 Engineering Change Orders. McDATA shall provide its Specification(s) and may provide McDATA Process Documentation to SSCI for existing Products. SSCI shall provide to McDATA an ECO Project Plan for Engineering Change Orders (Section 4.6) including without limitation feedback, risk assessment, and suggested improvements in writing as to the Manufacturability of such Engineering Change Orders (ECO). Upon McDATA's review of such ECO Project Plan submitted by SSCI, and upon mutual agreement and written authorization by McDATA, SSCI shall commence production of the Products implementing the ECO or continue production without implementing such ECO. In the event McDATA instructs SSCI to commence production implementing such ECO prior to mutual agreement of such ECO Project Plan, such commencement does not indicate SSCI's agreement as to the Manufacturability of such ECO design. If SSCI commences production prior to mutual agreement and/or McDATA's specific instructions to commence or continue production, then such production indicates SSCI's acceptance of responsibility for production using such design.

        4.3  Manufacture in Accordance with Specifications. SSCI shall manufacture all Products in strict conformity with all applicable Specifications, SSCI Process Documentation, McDATA Process Documentation, and SSCI Contract Quality Requirements and all applicable laws and regulations. SSCI shall not make any change in or deviate in any way from such Specifications except pursuant to an Engineering Change Order approved as provided in this Agreement. Further, SSCI shall ensure, that SSCI's manufacturing processes shall meet the requirements of the regulatory agencies applicable to the manufacture of the Products, including without limitation Underwriters' Laboratory (UL), U.S. Federal Communications Commission (FCC), and the Canadian Standards Association (CSA). In the event of a breach of this section, in addition to other remedies provided in this Agreement and available to McDATA at law, SSCI shall be liable for and shall pay all costs associated with any retrieval, retest, rework, and/or reinstallation required due to such breach, including without limitation material, labor, and overhead costs.

        4.4  Location and Qualification of Manufacturing Operations. SSCI shall manufacture all Products, in whole or in part, in its plant in Fountain, Colorado unless McDATA authorizes SSCI in writing to manufacture Products in another plant location. Other SSCI facilities may manufacture McDATA Products upon meeting the certification and quality standards required by McDATA. Should the quality standards of any SSCI facility fall below McDATA's stated requirements for the manufacture of its Product, and it is necessary for McDATA to re-qualify one of SSCI's manufacturing facilities, SSCI and McDATA will mutually agree on SSCI's reimbursement of the reasonable expenses incurred by McDATA for such re-qualification. Notwithstanding the foregoing, SSCI shall not be liable to pay expenses for regularly-scheduled visits on McDATA's behalf. Subject to McDATA's approval, which shall not be unreasonably withheld, SSCI shall have the right to utilize internal capabilities as it relates to manufacture of components and sub-assemblies including but not limited to pcb's, backplanes, sheetmetal, cables, engineering services, provided there is no negative impact to Product sales price or adherence to specifications.

        4.5  Approved Supplier List and Manufacturer's Parts List. SSCI agrees to comply with the terms specified in Appendix 4 (SSCI Contract Quality Requirements) with regard to supplier management.

        4.6 McDATA Engineering Change Orders.

          4.6.1 In the event McDATA intends to implement an Engineering Change Order, McDATA shall provide a written Engineering Change Request to SSCI outlining, in specific detail, the proposed change. SSCI may at any time propose an ECO by providing an ECR to McDATA.

          4.6.2 The recipient of an ECR will use commercially reasonable efforts to provide a preliminary response (acknowledging receipt of the ECR and all associated documentation) within [***] hours of receipt, and a more detailed written response within [***] business days of receipt unless otherwise mutually agreed to in writing. Such detailed response shall include without limitation, (i) the proposed implementation plan for such ECO; (ii) the likely pricing and scheduling impact of the ECO on any open purchase order; (iii) DFx analysis; and (iv) the target date for SSCI implementing the ECO (collectively, the "ECO Project Plan").

          4.6.3 McDATA will verbally notify the SSCI program manager of any emergency ECR followed by a written confirmation, which may be in the form of a confirming e-mail, facsimile or hard copy delivered to SSCI. SSCI will, within four (4) hours of receiving the written notice from McDATA, use commercially best efforts to provide a written response to an emergency ECR issued by McDATA that requires a "Stop Build" or "Stop Ship" as further defined in the ECR.

          4.6.4 In the event either party identifies an engineering change that must be implemented for reasons of safety or environment ("Safety or Environment Change"), the parties agree to cooperate and implement such Safety or Environment Change as soon as possible on a best efforts basis after discovery. Once such a Safety or Environment Change is discovered, the parties agree that no affected product shall be manufactured or shipped until such Safety or Environment Change has been implemented, notwithstanding any delay in scheduled delivery dates or changes to price. The parties further agree to cooperate in the implementation of such Safety or Environment Change on Product shipped prior to discovery of the hazard. In this regard, SSCI agrees to prepare a quotation for the manufacture of field change kits or to implement factory retrofitting, as appropriate. McDATA and SSCI shall mutually agree, on a case-by-case basis, on the appropriate charges for the implementation of a Safety or Environment Change on WIPand finished goods awaiting shipment and in field Products.

          4.6.5 Both Parties agree to notify the other party immediately if anything in an ECR or ECO could affect the safety and well being of employees and/or customers.

          4.6.6 The parties shall mutually agree in writing to each ECO, and to the implementation and all costs thereof. SSCI shall not commence implementation of an ECO until both parties agree to such ECO in writing. McDATA agrees to provide purchase order for said charges within 15 days of implementation.

          4.6.7 In the event SSCI implements an unauthorized change, upon notification by McDATA, SSCI shall be liable for, and shall pay all authorized costs associated with any retrieval, retest, rework and/or reinstallation required due to such breach, including without limitation material, labor, and overhead costs.

          4.6.8 Any obsolete and/or excess materials resulting from an ECO will be dealt with in accordance with Section 8.4 (Inventory Risk Limitation for Excess and Obsolete Inventory) below.

        4.7  Tooling and McDATA-owned Equipment.

          4.7.1 All tooling and McDATA-owned equipment, including without limitation, HASS chambers, in-circuit test fixtures, personal computers and printers (collectively, "Tooling") furnished to SSCI or developed by SSCI for McDATA and paid for by McDATA shall be the sole property of McDATA and McDATA will provide instructions for marking as such. SSCI may use such Tooling only for the manufacture of McDATA's Products purchased directly by McDATA, unless otherwise mutually agreed in writing. On a quarterly basis, or upon request by McDATA, SSCI shall provide a detailed list of such Tooling owned by McDATA which is in SSCI's possession, including part number and manufacturer.

          4.7.2 SSCI shall store, protect, preserve, and perform general maintenance on such Tooling in accordance with sound industry practice and McDATA's requirements, but with no less care than SSCI uses in the storage, protection, preservation, calibration and maintenance of its own property. McDATA is responsible for any mutually agreed upon cost associated with refurbishment including without limitation calibration, or the replacement of such Tooling. In such an event that such refurbishment or replacement of Tooling is required, SSCI will notify McDATA of such need, and request authorization to perform such action. In the event McDATA's Tooling becomes lost or damaged while in SSCI's possession for any reason other than through normal and proper use, SSCI agrees to replace or repair such property at SSCI's expense. Within sixty (60) days after the completion or termination of this Agreement, SSCI will request McDATA to provide SSCI with instructions for the disposition of all such Tooling, and McDATA will pay for packing and shipping such property. Such Tooling disposition instructions and potential impact on SSCI's warranty capabilities shall be mutually agreed upon.

          4.7.3 In accordance with the provisions of Section 18.11, McDATA reserves the right to perform an audit at the SSCI facilities to ensure compliance with this Section 4.7.

        4.8  Change in Manufacturing Process. SSCI shall notify McDATA immediately in writing of any proposed change which would materially impact any manufacturing process, or use of equipment. McDATA requires advance notice of and must approve any and all changes that will affect Product quality or field reliability.

        4.9  Country of Origin Certificate. Upon McDATA request, SSCI will provide a Country of Origin Certificate for SSCI-manufactured Products.

        4.10 International Direct Ship Products. Unless otherwise agreed, for Direct Ship Products being shipped internationally, McDATA shall be (i) the exporter of record for any Products and/or Product documentation exported from the country of manufacture, and shall comply with all applicable country of manufacture export control statutes and regulations, and (ii) the importer of record for all Products exported from the country of manufacture and later imported and returned to McDATA or to SSCI. SSCI will cooperate with McDATA in obtaining any export or import licenses for the Products.

        Upon McDATA request, SSCI will evaluate the Product to determine whether or not Product qualifies as originating goods within the North American Free Trade Agreement (NAFTA). SSCI will provide a NAFTA Certificate of Origin for those goods that are found to be NAFTA eligible. McDATA will assist SSCI by providing any information requested by SSCI that is needed to evaluate the Product. Such information may include, but is not limited to: engineering support, technical information, Product literature, functionality of Product, end use of Product, manufacturer and country of manufacture for any components supplied or consigned by McDATA. In the event McDATA's Product evaluation by SSCI cannot be performed without incurring additional expenses, McDATA will be responsible for payment of such additional expenses.

        McDATA hereby certifies that it will not knowingly export, directly or indirectly, any U.S. origin technical data or software acquired from SSCI or any direct product of that technical data or software, to any country for which the United States Government requires an export license or other approval, without obtaining such approval from the United States Government.

        4.11 Environmental Matters.

          4.11.1 SSCI warrants that it is currently in compliance with and that it shall continue to comply with all federal, state and local laws, rules, orders, and regulations relating to the protection of the environment and related matters. SSCI acknowledges that any chemical, material or waste that may be used or generated in its processes, is solely its responsibility to properly handle, use, store, treat, and dispose of in accordance with the above mentioned applicable environmental laws and regulations. SSCI shall notify McDATA immediately of any change or possible change in SSCI's compliance with this section.

          4.11.2 SSCI agrees to provide McDATA, promptly upon request, with any and all relevant information concerning its compliance with applicable environmental laws and regulations, including copies of required documentation. SSCI also agrees, upon reasonable notice and during normal office hours, to permit McDATA to inspect its premises and audit its relevant records for the sole purpose of determining SSCI's compliance with all applicable environmental laws and regulations.

        4.12 Labor Disputes. SSCI shall immediately notify McDATA whenever any actual or potential labor dispute delays or threatens to delay the timely performance of this Agreement.

5.    PRODUCT PRICING

        5.1  Prices. Prices for the Products will be established based on the Production Quote Model (Appendix 2) together with the information from the Price Matrix (Appendix 3). Prices for the Products shall be mutually agreed upon by both parties in writing, signed by authorized signatories of each party.

        5.2  Request for Quotation. McDATA agrees to utilize the SSCI Customer Request for Quote form (Appendix 7) to initiate the introduction of new Products or major changes to established processes.

        5.3  Production Quote Model. On or before three (3) business days prior to the end of each month, SSCI shall provide pricing quotation schedules to McDATA on a monthly basis (in accordance with the "Inventory Revaluation Method" as defined in Section 5.5 below) for all Products, with stated cost reductions in accordance with Section 5.5 below. Additionally, SSCI shall provide to McDATA costed Bills of Materials (BOMs) with each quotation. McDATA may, from time to time, request interim pricing quotations; such interim quotation shall be provided to McDATA within seventy-two (72) hours of McDATA's request for requote of existing Products. First time quotes for new Products shall be provided within ten (10) business days of McDATA's request. McDATA's issuance of a purchase order indicates McDATA's acceptance of such quotation, subject to additional terms McDATA may state on such purchase order. SSCI shall use the Production Quote Model, attached hereto as Appendix 2, to provide such information to McDATA.

        5.4  Price Matrix. SSCI agrees to use the Price Matrix (Appendix 3) in conjunction with the Production Quote Model (Appendix 2) in determining the prices SSCI shall charge to McDATA for the Products.

        5.5  Cost Reduction Requirements.

          5.5.1 SSCI understands that McDATA has established and negotiates on a regular basis, special volume price relationships with its component vendors. If, by virtue of these special relationships, McDATA has obtained a better price on certain components than has SSCI, SSCI agrees to purchase such components from said vendors at McDATA's negotiated price, provided the overall impact of the underlying terms, conditions, Economic Order Quantities and lead times associated with obtaining the better prices can be mutually agreed upon.

          5.5.2 The parties agree that component materials, which drive approximately [***] of the material cost of Products, will be reviewed and adjusted on a month-to-month basis. Product quotes (in the form set forth on Appendix 2) will be updated accordingly on a monthly basis provided McDATA agrees to SSCI's "Inventory Revaluation Method" for implementation of monthly component cost adjustments. The "Inventory Revaluation Method" is defined as McDATA's payment to SSCI for the difference between the current component standard cost and the new quoted price for same components, multiplied by the quantity of on-hand and on-order (which cannot be adjusted) inventory received prior to purchase of components at the new price. SSCI shall provide a summary of the proposed revaluation including the component part number, present standard, new quote price and the quantity of inventory at the current standard cost. McDATA agrees to issue a purchase order to cover the cost associated with the revaluation of items, which will cut in within the next month, plus any other items at McDATA's discretion. SSCI shall invoice the total monthly revaluation purchase order on a weekly basis evenly distributed over the next six (6) week period. Upon receipt of revaluation purchase order, SSCI shall implement the reduced Product pricing. The parties agree to quote specific items on a semi-annual basis, for particular products or processes i.e. spares, features, accessories, etc.

          5.5.3 The parties agree that one hundred (100%) percent of the material throughput costs and the Transformation Costs will be reviewed and adjusted on a quarterly basis. The pricing matrix contained in Appendix 3 shall be jointly reviewed by the parties at an agreed upon frequency, not less than quarterly, and may be modified with the mutual written agreement of the Parties signed by authorized signatories of each party.

          SSCI hereby agrees to target overall cost reductions of [***]([***]) to [***] ([***]) quarter over quarter. SSCI agrees to document a specific cost reduction plan to drive a [***] minimum [***] over [***] cost reduction. This cost reduction plan shall be jointly reviewed on a minimum of a monthly basis. SSCI and McDATA will mutually develop a quarterly plan to identify cost reduction opportunities in internal processes and component material purchase prices. Reductions, which result directly from McDATA efforts, will be incorporated into the price at the time the cost benefit is realized by SSCI. Reductions, which result from SSCI efforts, will be implemented (as they are approved by McDATA) with [***] of the cost benefits incorporated into the Product sales price at the time the cost benefit is realized by SSCI. Full implementation of the cost reduction will occur at the monthly quote, [***] days from the time the cost reduction was realized.

        5.6  Most Favored Nations. SSCI agrees that the prices, terms and conditions in this Agreement shall not exceed those offered to any other customer for similar or like components purchased under SSCI-negotiated vendor pricing on such components. At the time SSCI becomes aware of such lower prices or more favorable terms or conditions being offered to another customer, SSCI shall immediately offer those lower prices, or more favorable terms and conditions to McDATA. In such event, the Parties shall mutually agree on the method for such settlement of the difference in price or terms and conditions for the prior thirty (30) days. McDATA shall have the right to request an audit regarding the subject matter of this section in accordance with the terms set forth in Section 18.11.

6.    FORECASTS, ORDERS, AND DELIVERY

        6.1  Forecasts. On a monthly basis, McDATA will provide a new forecast so as to maintain a minimum of seven (7) month rolling forecast of its projected orders for Products. Any quantities listed in any forecast or other correspondence between the parties are only estimates and do not constitute a commitment on McDATA's part to purchase such quantity. Such forecasts are made as an accommodation for planning purposes and authorization for SSCI's purchase of materials as identified in the costed BOMs, which accompany SSCI price quotation, or as provided in section 8.1. McDATA's liability for such long lead material is as stated in Section 14.4.

        6.2  Burst Capacity. SSCI shall maintain assembly process capacity to accommodate a [***]([***]) [***] increase over projected [***] demand.

        6.3  Purchase Orders and Releases. McDATA shall issue blanket purchase orders to SSCI for Products. The quantities of such blanket purchase orders will be provided so as to ensure a minimum eight (8) weeks coverage of forecasted Products. If for administrative convenience McDATA chooses to issue orders for less than an eight week period, SSCI shall act and McDATA shall have the same liabilities as if a minimum of eight weeks are covered by blanket purchase order, in accordance with forecast (supply report). SSCI shall build Products to Finished Goods pursuant to the quantities and due dates stated on such blanket purchase order. For Product to be drop shipped via common carrier, McDATA shall use commercially reasonable efforts, on a daily basis, to issue releases against the purchase orders to SSCI by 12:00 noon on a given day for individual orders of Products to be shipped on the following day or in such time as specified on such Purchase Order Release. For Product to be shipped fob destination, releases received by 12 noon will be delivered to McDATA manufacturing site or metro Denver locations, not later than an 11:00 a.m. delivery the second business day after receipt of release. For McDATA releases received after 12:00 noon on a day, and alternate shipping method, over-time expense or other premiums to SSCI quoted costs are required to achieve requested delivery, with prior written approval, such cost shall be borne by McDATA. McDATA may transmit purchase orders and releases in writing, by facsimile or other means of electronic transfer agreed to by the parties. The Parties agree that the terms and conditions of this Agreement take precedence over any pre-printed terms on any purchase order, acknowledgement, notification, or any other document used in performance of this Agreement.

        6.4  Payment Terms. Terms of payment [***] ([***]) [***] ([***]) [***] from date of invoice. Such invoice may not be dated prior to the date the applicable Products are shipped from SSCI. McDATA is entitled to take such [***]([***]) [***]discount if payment is mailed on or before the [***]([***] after the date of invoice. [***]([***]) day payments by McDATA are not eligible for the discount. Payments are not subject to setoffs or offsets. McDATA will use commercially reasonable efforts to report disputed invoices to SSCI within [***] ([***]) business days of McDATA receipt. Disputed invoices not reconciled on or before the Net [***] invoice discount period shall not be eligible for the [***]([***]) [***]invoice discount, unless otherwise mutually agreed. Upon request, SSCI will provide backup documentation to support SSCI's claim for the stated amount of any invoice.

        6.5  Acceptance of Purchase Orders. Within three (3) business days of SSCI's receipt of a purchase order, SSCI shall provide written acknowledgement to McDATA of acceptance or rejection of such purchase order. In the event such purchase order is rejected, SSCI shall provide the reasons for such rejection on the acknowledgement. Within four (4) hours of SSCI's receipt of each release, SSCI will use commercially reasonable efforts to provide written acknowledgement to McDATA of acceptance of such release.

        6.6  Delivery. SSCI shall deliver Products in accordance with the dates stated on the Purchase Order or Purchase Order Release. If McDATA requires delivery sooner than the date specified on the Purchase Order Release, or if McDATA requires quantities in excess of the forecast or purchase order,

SSCI will use best commercial efforts to comply with such requests. Any deviation from the stated delivery date must be coordinated in advance.

        6.7  Delayed Delivery.

          6.7.1 SSCI shall immediately notify McDATA if delivery of any Products will be delayed and, concurrently, notify McDATA of the rescheduled delivery date. In the event of such delay, McDATA may, at any time prior to the rescheduled delivery date, cancel without penalty that portion of its purchase order covering such delayed Products. The notification may be communicated by facsimile, telephone, electronic mail, or any other method agreed to by the parties, provided that SSCI shall use commercially reasonable efforts to obtain McDATA's actual acknowledgement of the notice of anticipated delay. SSCI and McDATA will jointly develop alternatives to resolve any late delivery of the Product, including use of premium routing. SSCI will develop recovery plans with new committed shipment dates and communicate such plans to McDATA within twenty-four (24) hours of missed shipments. If SSCI is unable to deliver the Product on the acknowledged delivery date, through no fault of McDATA, McDATA may require SSCI to pay the difference between premium routing rates and standard routing rates.

          6.7.2 SSCI further agrees that time and rate of delivery are of the essence of this Agreement. The "Delivery Dates" shall be those specified as the "need by" date or the "scheduled ship date" stated on each purchase order or Purchase Order Release issued under this Agreement. For Direct Ship Products (as defined in Section 6.13.1), deliveries will be considered on time if they are released to the common carrier on the Delivery Date stated on the purchase order or Purchase Order Release. For Non-direct Ship Products (as defined in Section 6.13.2), deliveries will be considered on time if they are delivered to McDATA on the Delivery Date stated on the purchase order or Purchase Order Release.

        6.8  Order Rescheduling.

          6.8.1 McDATA may reschedule purchase orders, blanket purchase orders, and/or Purchase Order Releases.

          6.8.2 Upon receipt of notice to reschedule purchase or blanket purchase order quantities scheduled to ship within a [***]([***]day window for which SSCI has already placed material in either work-in-process (WIP) or Finished Goods, SSCI will process the quantity into Finished Goods. Purchase orders with due dates beyond [***]([***]) days may be rescheduled without limitation.

          6.8.3 SSCI agrees to hold rescheduled finished Products(s) for sixty (60) days from the date such Product(s) was received into Finished Goods at no cost to McDATA. In the event such rescheduled Products have not been released for shipment within such 60 day period, SSCI shall invoice and ship Products sixty (60) days after completion of Product into SSCI's Finished Goods, or upon request by McDATA, SSCI shall hold such Product on mutually agreed upon terms.

          Purchase Order Releases with a due date of greater than four (4) hours may be rescheduled. SSCI will provide best commercial efforts to meet reschedule requests with due dates less than four (4) hours. If Product has been configured or processed specifically for a Release, which is subsequently cancelled, the cost incurred by SSCI in the original configuration process and the costs to return Product to semi-finished goods state shall be borne by McDATA.

          McDATA agrees to pay a [***] inventory carrying cost equal to that defined below. Such carrying costs shall be based on the value of SSCI's on-hand inventory in support of McDATA Product requirements, excluding (i) Finished Goods inventory, (ii) Buffer Inventory (iii) the value of inventory associated with work-in-process not to exceed the value of component inventory receipts over the prior [***] ([***]) days, (iv) Returned Materials aged over [***] days,

  (v) on-hand non-conforming materials, and (vi) End-of-Life(EOL) purchases and New Product Introduction (NPI) risk buys which are addressed in Section 8.0. On no less than a monthly basis, SSCI agrees to provide to McDATA or make available to McDATA a report outlining such carrying costs. Monthly inventory carrying charges shall be:

            [***] ([***]) [***]for turns equal to or greater than [***]

            [***]([***]) [***]for turns equal to or greater than [***]

            [***] ([***]) [***] for turns less than [***]

          Turns to be calculated based on total inventory excluding the value of inventory associated with EOL, new product risk purchases, buffer inventory, and excess and obsolete inventory resulting from McDATA changes to requirements.

          6.8.4 McDATA reserves the right to audit SSCI's records pursuant to this section in accordance with the terms set forth in Section 18.11.

        6.9  Order Cancellation. McDATA may cancel any Product purchase order at any time subject to the terms set forth in Section 14.4 (Inventory Indemnification). The extent of liability for open purchase orders or for other components previously authorized by McDATA for purchase by SSCI is further limited by the expectation that SSCI shall issue a cancellation notice on all open purchase orders with its suppliers in a timely manner, and that SSCI shall use best commercial efforts to return any and all excess and/or obsolete inventory to its suppliers. McDATA reserves the right to review and approve any cancellation or restocking charges associated with the cancellation of such open purchase orders or the return of excess and/or obsolete inventory.

        6.10 Packaging. SSCI shall package each Product in accordance with McDATA's Specifications. In the event such Specifications are not provided, SSCI shall package each Product in accordance with SSCI's standard commercial practices for domestic or international shipment. SSCI shall include with each shipment a list of contents, including serial numbers, to allow review of contents upon receipt. Unitized packaging, suitable for reshipment as a single spare part unit or assembly without additional packaging, and which shall at least conform to minimum acceptable industry standards shall be made available for purchase by McDATA for reshipment of spares to end users. Product, Repairs and Spare parts must be labeled with the McDATA part number (or other part number specified by McDATA) and SSCI's serial number and revision number.

        6.11 Buffer Inventory. Appendix 5 shall govern the procurement and delivery of inventory and assembly of Product over and above purchase order and forecast requirements for Product. This appendix may be revised from time to time with mutual written agreement.

        6.12 Vendor Managed Inventory (VMI). Appendix 6 shall govern SSCI's VMI warehouse services including the receipt of finished goods, management of inventory and execution of Product delivery on-site at McDATA's manufacturing site.

        6.13 Shipment, Title and Risk of Loss.

          6.13.1 For "Direct Ship Products", such Product shall be shipped EX WORKS, Incoterms 2000, SSCI plant of manufacture in Colorado. Title to and risk of loss for such Products shipped directly to McDATA's Customer shall pass to McDATA upon shipment. SSCI agrees to ship Products one (1) day after receipt of a Purchase Order Release, provided SSCI receives such release no later than 12:00 noon and the release does not exceed mutually agreed upon Product availability commitments.

          6.13.2 For "Non-direct Ship Products", such Product shall be shipped (SSCI Truck) FOB Destination unless otherwise provided herein. For Product being shipped (SSCI Truck) FOB Destination, title to and risk of loss for such other Products shall pass to McDATA upon receipt by

  McDATA at the destination. In the event McDATA chooses to use a common carrier for expedited shipment (i.e., for schedule pull-ins), such shipment shall be FOB SSCI dock, and title and risk of loss passes upon shipment. McDATA shall be responsible for the additional shipping cost on such expedited common carrier shipments unless otherwise mutually agreed to. SSCI agrees to deliver pre-configured, discrete bill of material (BOM) Products by an 11 am delivery, two (2) days after receipt of a Purchase Order Release, provided SSCI receives such release no later than 12: 00 noon and the release does not exceed mutually agreed upon Product availability commitments.

          6.13.3 The timing of deliveries upon receipt of order or release of Spares, configured orders, or Assemble to order (ATO) items shall be negotiated and agreed upon as process definitions and build requirements are completed.

7.    WARRANTY AND DISCLAIMER.

        7.1  Performance Warranties. SSCI represents and warrants to McDATA that (a) it has the power to enter into and perform its obligations under this Agreement; (b) it has and will have full and sufficient right to assign or grant any rights and/or licenses granted pursuant to this Agreement; and (c) its performance of this Agreement shall not infringe upon or violate the intellectual property rights of any third party or violate any federal, state or municipal laws.

        7.2  Product Warranty

          7.2.1 For a period of [***] ([***]) [***] from date of shipment to McDATA's end customer, SSCI warrants the Products will:

            7.2.1.1 Be free from defects in material.

            7.2.1.2 Be free from defects in workmanship.

            7.2.1.3 Products shall be considered free from defects in workmanship if (i) they are manufactured in accordance with the requirements set forth in Section 2 of Appendix 4 hereto, (ii) the Products conform to the Product Specifications, and (iii) successfully complete any mutually agreed upon Product Acceptance Tests.

          7.2.2 SSCI will, and without charge to McDATA, promptly (within 10 business days of SSCI's receipt) repair, or replace as mutually agreed, any Product which is determined to be defective and which is returned to SSCI for warranty repair, provided the Product has not been damaged, subjected to misuse, altered, improperly repaired or maintained by McDATA or third parties in a manner which SSCI reasonably determines to have adversely affected performance or reliability. The materials portion of the Product warranty shall not apply to McDATA consigned or supplied materials unless such consigned or supplied materials have been abused or misused by SSCI or damaged by external causes directly contributed to by SSCI. Further, the component materials portion of the Product warranty provided by SSCI or the cost associated with rework and/or impacts to production shall not exceed the component warranty provided by the component manufacturer for those items where McDATA has negotiated a contract with such other component manufacturer. SSCI's liability hereunder is limited to the repair, or replacement of the defective Product, and if neither repair nor replacement is possible, a refund of the monies paid for such non-conforming Product, and does not include any labor related to the removal and/or subsequent reinstallation thereof. In the event that replacement or refund of monies is required, such option shall be mutually agreed. SSCI agrees that if a field replaceable unit ("FRU") under warranty is returned by McDATA to SSCI [***] ([***]) times for the same failure, or [***]([***]) times for any non-cosmetic failure, SSCI shall replace such FRU and SSCI shall subsequently destroy such FRU. SSCI shall provide McDATA a quarterly report by serial number of the FRUs that have been returned to SSCI [***] ([***]) times for the same failure and [***] ([***]) times for any non-cosmetic failure. Product may consist in part of used FRUs which are warranted as equivalent to new when used in the Product. Further, field-failed FRUs returned to SSCI may not be incorporated into subsequently manufactured unit-level assemblies. McDATA will identify the FRUs as being FRUs that have failed in the field, and send same to SSCI. Unless otherwise instructed by McDATA, SSCI will repair and recertify such FRUs and return same to McDATA identified as recertified field-failed FRUs.

          7.2.3 All claims for breach of warranty must be received by SSCI no later than [***]([***]) [***] after the expiration of the warranty period for the Product.

          7.2.4 Within [***] hours of receipt of an RMA request, SSCI will issue an RMA number or request additional information required to process the RMA request for return of Product. A return Purchase Order or adjustments to the quantity of an existing order will be communicated along with the RMA request. McDATA shall be liable for all down revision on non-warranty items or excess Products returned through the RMA process. Warranty returns to SSCI will be transacted for repair, replacement or credit of the purchase price at SSCI's option. In the event McDATA requests that SSCI purchase non-warranty returns for SSCI-manufactured products, SSCI agrees to purchase or issue credit for such returns at the time of return, and at McDATA's discretion, SSCI will repair, replace or dispose of such return, and McDATA will pay to repurchase the non-warranty return at the same price paid by SSCI, and McDATA will further pay SSCI the rework, replacement or disposition costs therefore The Parties will mutually agree on non-warranty returns for non-SSCI-manufactured products. All shipping costs for such warranty returns are borne by SSCI.

          7.2.5 RMA Return Pricing and Inventory Revaluation Process.

            7.2.5.1 The standard process for transaction of RMAs shall be for McDATA to issue a debit memo and SSCI to issue an offsetting credit. At SSCI's discretion, a buy-back purchase order may be required to transact the return. RMA Product, which is debited upon return or is purchased by SSCI shall reflect the current months sales price. RMA Product returned within the last 2 weeks of the quarter shall be subject to an inventory revaluation process, such that the difference between the return price and the next months current price shall be refunded to SSCI.

          7.2.6 Failure analysis on return material authorization (RMA) shall be completed in accordance with Section 8 of Appendix 4 (SSCI Contract Quality Requirements).

          7.2.7 SSCI's warranty obligations will cease upon the earlier of the agreed upon warranty period or upon SSCI's fulfillment of McDATA's request to return any Tooling necessary for Product testing.

          7.2.8 McDATA warrants to SSCI that the McDATA Process Documentation which it provides to SSCI to manufacture the Products is accurate and complete unless McDATA informs SSCI otherwise.

          7.2.9 SSCI warrants to McDATA that the SSCI Process Documentation which it provides to McDATA to manufacture the Products is accurate and complete unless SSCI informs McDATA otherwise.

          7.2.10 UNLESS EXPRESSLY AGREED TO BY SSCI IN WRITING, SSCI MAKES NO WARRANTY THAT THE PRODUCTS WILL (i) MEET ANY SPECIFICATION NOT MADE KNOWN TO AND AGREED TO BY SSCI, OR (ii) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY UNDERWRITERS LABORATORY, ANY FEDERAL, STATE, LOCAL OR FOREIGN GOVERNMENT AGENCY (INCLUDING WITHOUT LIMITATION THE FEDERAL COMMUNICATIONS COMMISSION) OR ANY OTHER PERSON OR ENTITY. SSCI ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR

  CERTIFICATIONS FOR THE PRODUCTS, OR MEETING SUCH UNKNOWN SPECIFICATIONS FOR THE PRODUCTS.

          7.2.11 THE PRODUCT WARRANTY AND SUCH OTHER WARRANTIES AS AGREED TO IN THIS AGREEMENT ARE THE ONLY WARRANTIES GIVEN BY SSCI. SSCI MAKES, AND McDATA RECEIVES, NO OTHER WARRANTY EITHER EXPRESSED OR IMPLIED. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED WARRANTIES OF TITLE FOR ANY McDATA-CONSIGNED OR McDATA-SUPPLIED MATERIALS ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.

        7.3  Epidemic Failure Warranty.

          7.3.1 In addition to the warranties specified above, SSCI warrants all Products against Epidemic Failure (as defined below) found to exist in the Products during the warranty period (Epidemic Failure Period).

          7.3.2 An Epidemic Failure shall mean a Product failure resulting from a defect in material or workmanship (defined in Section 7.3.1) that has: (i) a defect rate of [***]([***]) [***]or more occurring with the same Product(s) for the same root cause over any consecutive [***] ([***]) day period.

          7.3.3 In the event of a suspected epidemic failure situation, SSCI and McDATA shall work together to (i) conduct a thorough investigation into the failure's root cause, (ii) determine whether the failure constitutes an Epidemic Failure as defined in this section, and (iii) develop an agreed cost effective corrective action plan.

          7.3.4 In the event of an Epidemic Failure, McDATA has the option of having SSCI, at SSCI's expense: (i) sort, screen, repair and/or replace McDATA's Product, including installed Products, Products pending installation, and Spares which are subject to such Epidemic Failure; and (ii) implement corrective action. The parties will mutually agree on the time required to complete servicing/correcting such Products. SSCI shall reimburse McDATA for all commercially reasonable direct (out of pocket) costs, including without limitation all overhead and logistical costs related to the implementation of the corrective action.

8.    INVENTORY RISK MANAGEMENT

        8.1  Lead Time Expectations. SSCI shall actively work with its suppliers to continually reduce component and in-house process lead times. Additionally, SSCI will provide a tracking report on component lead times on a quarterly basis. Such report will reflect the number of part numbers with lead time in thirty (30) day increments. As components with lead-times beyond Product forecast are identified they will be submitted to McDATA, with sufficient details for approval to purchase quantities beyond forecasted requirements. Upon approval, part numbers, quantities, and cancellation lead times shall be added to a long lead-time list of componentsfor which SSCI is authorized to purchase the identified quantity at lead-time, in addition to rolling forecasted requirements McDATA's liability for long lead time items shall be subject to the terms set forth in Section 6.9. Such list will be published by SSCI on a monthly basis.

        SSCI will notify McDATA of risk buys required to support new product introduction activity and initial product launch requirements. Subject to McDATA's approval and authorization, these components will be subject to a [***] ([***]) [***]carrying charge, for on-hand inventory aged over [***] days from receipt.

        8.2  Non-cancelable Non-returnable (NCNR) Rules for Components.Non-cancelable non-returnable (NCNR) is hereby defined as any component that is unique to McDATA's Products and/or cannot be returned to the supplier after inventory has been received and cannot be cancelled once components have been placed on order by SSCI. On a monthly basis, SSCI agrees to provide McDATA in writing a list of components that are considered to be NCNR and for which SSCI intends to hold McDATA liable for payment to SSCI. The list will include minimum order quantity (MOQ), lead-time and price As NCNR items are identified they will be submitted to McDATA, with sufficient details to approve and upon approval shall be added to the list. NCNR components contained within this list shall be considered accepted and authorized by McDATA for purchase as required to support requirements with consideration to lead-time and MOQ.

        8.3  End-of-life Inventory Support. SSCI will notify McDATA as parts reach end-of-life, through a supplier of SSCI declaring the end-of-life of its parts. SSCI will use best commercial efforts to locate and qualify a reasonable alternative to replace the end-of-life parts and/or components. If mutually agreed, SSCI will execute an end-of-life buy of such end-of-life parts or components on McDATA's behalf. SSCI will continue to manage the end-of-life McDATA inventory for a mutually agreed upon term. SSCI shall use best commercial efforts to mitigate McDATA's liability for carrying costs by requesting that its suppliers hold such inventory. SSCI shall provide to McDATA, on a monthly basis, a summary report of on-hand and projected end-of-life liabilities. McDATA agrees to pay on a monthly basis a carrying charge equal to [***] of the value of on-hand inventories purchased as End-of-life components by SSCI on behalf of McDATA. SSCI must use best efforts to contractually require critical and sole source suppliers to provide [***]notice of end-of-life and ensure continuity of supply during this period, including a final end-of-life buy at the end of the notice period.

        8.4  Inventory Risk Limitation for Excess and Obsolete Inventory.

          8.4.1 For purposes of this Agreement, (i) "excess inventory" means on-hand and on-order inventory that has forecasted or purchase order demand, but exceeds forecasted or purchase order demand, and (ii) "obsolete inventory" means on-hand and on-order inventory for which there is no forecasted or purchase order demand.

          8.4.2 In the event SSCI has excess and obsolete (E&O) inventory SSCI shall use best commercial efforts to minimize McDATA's liability relative to such E&O inventory by: (a) using the E&O inventory (when possible) on other programs within SSCI facilities; (b) issuing cancellation notice on all outstanding material orders with SSCI suppliers no later than [***]([***]) hours; and (c) returning piece parts as allowed by SSCI suppliers. On no less than a monthly basis, SSCI agrees to provide to McDATA or make available to McDATA a report outlining such E&O inventory.

          8.4.3 All E&O material that SSCI sells to McDATA will be at the revalued cost or SSCI's purchase order/invoice cost, whichever reflects SSCI's true cost plus a [***] material burden.

          8.4.4 McDATA may audit SSCI's records in support of SSCI's claims herein in accordance with Section 18.11.

          8.4.5 From time to time it may be necessary for SSCI to procure components to support McDATA's intended but unforecasted requirements. Such procurement shall be fulfilled pursuant to a Letter of Intent (LOI) signed by both parties.

        8.5  Supplemental First Choice Purchases. In the event McDATA has excess inventory that may be consumed in the Products, SSCI agrees to purchase such inventory from McDATA as required to support McDATA Product orders, and SSCI further agrees to accordingly adjust purchase orders for such parts that are in place with SSCI's vendors.

9.    RISK MANAGEMENT

        9.1  Disaster Recovery. Within thirty (30) days after the Effective Date of this Agreement, SSCI agrees to provide McDATA a formal disaster recovery plan in writing. Such plan shall delineate SSCI's ability to continue process development, Product manufacture and shipment, and to preserve contracted commitments in the event of a disaster (e.g., fire, flood, loss of database or engineering documentation, etc.). The plan shall be designed to encompass all aspects of SSCI's commitments.

        The disaster recovery plan shall address, at a minimum:

          a)    alternate facilities to accommodate parts procurement, assembly, test, storage and warehousing activities

          b)    alternate transportation methods to McDATA's specified customers

          c)    SSCI's database protection plan to include off-site storage

          d)    replacement of tooling needed for the Products

          e)    actions which would be taken in the event of a strike by SSCI employees, outside suppliers, and outside groups vital to the operation of SSCI's business

          f)    estimated recovery time in the event that a disaster occurred affecting the area listed above and any other potential disaster

          g)    SSCI's work-in-process (WIP) and raw stock position

          h)    plan for single and sole source components

          i)    archiving all design and manufacturing documentation in a secured facility not located at or near SSCI's facility.

        9.2  Key Personnel. SSCI shall notify McDATA in advance of any change in SSCI key personnel assigned to McDATA's account, including without limitation, day-to-day operational contacts, SSCI management team, and any other individuals SSCI believes to be key to SSCI's performance under this Agreement.

        9.3  SSCI Supplier Disaster Recovery Plan. SSCI shall use commercially reasonable efforts to ensure that each of its strategic sole source suppliers supplying components for the Products has a disaster recovery strategy in place similar to the requirements stated in this section.

10.  PROGRAM MANAGEMENT

        10.1 Quarterly Reviews. SSCI and McDATA shall participate in reviews, at a minimum on a quarterly basis, to discuss pricing and delivery; quality and reliability performance against mutually agreed upon performance goals; Product changes; deliveries; NCNR quantities; Economic Order Quantities; current and future business strategies; and other business opportunities as necessary. Cost reduction target attainment and suggestions for future cost reduction will be highlighted, along with action plans to remedy anticipated problems and to resolve existing problems.

        10.2 On-site Support Expectations. No later than thirty (30) days following the Effective Date, SSCI agrees to place a technical program manager ("On-site Program Manager") on-site at McDATA to, at a minimum, coordinate the activities regarding (i) ECOs as set forth in Section 4.6, (ii) component change(s), (iii) cost reductions, (iv) supplier evaluations, (v) new Product introduction (as set forth in Section 10.3). The On-site Program Manager shall further act as liaison between SSCI and McDATA. McDATA agrees to provide appropriate facilities at McDATA to enable such On-site Program Manager to perform the duties in accordance with this Agreement.

        10.3 New Product Introduction Program Coordination. SSCI agrees to assume the program management for new product introduction (NPI) for McDATA Products at SSCI. SSCI's NPI Program Manager shall manage all aspects of NPI, including without limitation (i) quality planning expectations as further defined in the SSCI Contract Quality Requirements, Appendix 4 attached hereto, including without limitation, subcontract supplier selection and qualification; receiving inspection; in-process inspection points and criteria; closed loop corrective action ("CLCA"); (ii) prototype, alpha and pre-production build support expectations; qualification builds, reports and results; and (iii) DFx analysis support (Manufacturability). SSCI shall develop a project plan for each NPI encompassing all such aspects of NPI as set forth above ("New Product Project Plan"), including without limitation, defining the point at which SSCI shall warrant to McDATA the Manufacturability of any such new Product.

11.  CONFIDENTIAL INFORMATION AND NON-DISCLOSURE

        11.1 Confidential Information.

          11.1.1 Each party acknowledges that it may have access to certain Confidential Information of the other party. As used herein, "Confidential Information" means any and all technical or business or financial information, including third party information, furnished or disclosed, in whatever form or medium (regardless of whether tangible, intangible, visual or oral), by one party to the other, including but not limited to information regarding patents and patent applications, trade secrets, works of authorship, software programs, software source documents, software architecture, algorithms, formulae, ideas, techniques, know-how, processes, inventions, apparatuses, equipment, models, information related to current, future and proposed products and services, research, experimental work, development, design details, specifications and engineering information, procurement, purchasing and manufacturing requirements, costs, pricing, potential and actual customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising information, marketing plans; information regarding third parties; and any physical manifestations of Confidential Information (such as notes, reports, memoranda, etc.). Confidential Information includes without limitation all information that is clearly identified at the time of disclosure as confidential or that, under the circumstances of its disclosure, ought in good faith be treated as confidential.

          11.1.2 The Recipient shall hold such Confidential Information in the strictest confidence, and release such information only to those employees requiring such information during the course of business between the Parties. Each employee is subject to the Recipient's confidentiality policy to protect disclosed Confidential Information. Disclosure of such information to persons other than Recipient's employees requires the Disclosing Party's prior written consent. All such Confidential Information disclosed to Recipient shall be and remain the sole property of the Disclosing Party. Upon the Disclosing Party's request, Recipient agrees to return all such Confidential Information and any copies thereof and/or data which contains the Confidential Information.

          11.1.3 SSCI acknowledges that McDATA's and McDATA's customers' customer lists and ship to addresses are the Confidential Information of McDATA, and agrees to take all reasonable precautions to protect the confidentiality of such, including without limitation 1) complying with the terms and conditions of this Section 11; and 2) taking special steps to ensure that Products being readied for shipment are not labeled for shipment destinations until the last practicable moment before pick up by the common carrier.

        11.2 Exceptions. Information will not be deemed Confidential Information hereunder if the receiving party can demonstrate that such information: (a) is already known to the receiving party prior to disclosure; (b) is independently developed by the receiving party without the use of the disclosing party's Confidential Information; (c) is or becomes publicly available through no fault of the receiving party; or (d) is lawfully disclosed to the receiving party by a third party without restriction on disclosure and without breach of a nondisclosure obligation. A party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided that such party gives the other party reasonable prior written notice sufficient to allow the other party time to contest such disclosure.

        11.3 Non-Disclosure Obligation. Each party agrees that for a period of [***]([***]) [***]following the disclosure of Confidential Information, it (a) will not use, directly or indirectly, or reproduce the Confidential Information of the other party for any purpose except in accordance with the terms of the Agreement; (b) will not disclose the Confidential Information of the other party to any third parties except as expressly permitted in this Agreement; and (c) will use reasonable care, but in all events at least the same degree of care that it uses to protect its own information of similar importance, to protect and maintain the confidentiality of all Confidential Information of the other party in its possession or control. Each party agrees not to disclose Confidential Information to its employees or agents unless (1) such employees or agents have a "need to know" such Confidential Information and (2) have agreed in writing to be bound by non-disclosure obligations at least as restrictive as those set forth herein. Each party further agrees to take commercially reasonably steps to ensure that the other party's Confidential Information is not disclosed or distributed by its employees or agents in violation of this Section 11.

        11.4 Effect of Termination. Upon the termination or expiration of this Agreement, or upon any request of a party, all Confidential Information, together with any copies of same as may be authorized herein, will (at the election of the disclosing party) either be returned to the disclosing party or certified destroyed by the receiving party. Notwithstanding the termination or expiration of this Agreement, each party agrees the requirements regarding use, confidentiality and non-disclosure set forth herein will survive the termination or expiration of this Agreement for a period of six (6) years from the date of the disclosure of the Confidential Information. Notwithstanding the provisions of this Section 11, SSCI's obligation for non-disclosure with regard to McDATA's Specifications and McDATA Process Documentation shall remain in full force and effect and subject to the terms of this Section 11 indefinitely.

        11.5 Injunctive Relief. In the event of any breach of this Section 11, the parties agree that the non-breaching party may suffer irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, the parties hereby agree that the non-breaching party shall be entitled to seek injunctive relief, in addition to any other available remedies at law or in equity.

        11.6 Each party agrees that it will not, without the prior written consent of the other party, transmit Confidential Information received from the other party to any country outside of the United States of America.

12.  INDEMNIFICATION AND INSURANCE

        12.1 By McDATA. Subject to the provisions of Section 12, McDATA agrees, at its expense, to defend, indemnify and hold harmless SSCI and its officers, directors and employees from and against all third party claims, suits and proceedings (i) arising in connection with product liability claims for the Products resulting from McDATA's design of the Products or due to McDATA's negligence or willful misconduct; (ii) relating to any breach of a representation or warranty by McDATA hereunder, or (iii) based on any third party claim that the Products infringe or violate any United States patent or trademark, or worldwide trade secret or copyright, and will pay all final judgments awarded or settlements entered into on such claim, proceeding or suit. Notwithstanding the foregoing, McDATA shall not be liable for any claim of infringement to the extent any Product is altered or modified without McDATA's authorization.

        12.2 By SSCI. Subject to the provisions of Section 12, SSCI agrees, at its expense, to defend, indemnify and hold harmless McDATA and its officers, directors and employees from and against all third party claims, suits and proceedings (i) arising in connection with product liability claims for the Products resulting from SSCI's manufacturing process or due to SSCI's negligence or willful misconduct; (ii) relating to any breach of a representation or warranty by SSCI hereunder; and/or (iii) based on any third party claim that SSCI's manufacturing process of the Products infringes any third party's United States patent or trademark, or worldwide trade secret or copyright and will pay all final judgments awarded or settlements entered into on such claim, proceeding or suit.

        12.3 By Either Party. Subject to the provisions of Section 12, each party shall defend, indemnify and hold the other party, its officers, directors and employees from and against any and all claims, including personal injury and death, losses, expenses (including reasonable attorneys' fees), demand, or judgments ("Claims") which result from or arise out of:

          12.3.1 The presence, of either party's agents, employees, subcontractors (Personnel), or equipment on the property of the other party or its customers that caused the Claims; or

          12.3.2 The negligent performance by either party or its Personnel of any effort for or on behalf of the other party; or

          12.3.3 The negligent acts, errors, or omissions of either party or its Personnel; or

        12.4 Indemnification Procedures. The indemnifying party's indemnification obligations are conditioned upon the indemnified party: (i) giving prompt notice of the claim or action to the indemnifying party; (ii) granting sole control of the defense or settlement of the claim or action to the indemnifying party (except that the indemnified party's prior written approval will be required for any settlement that reasonably can be expected to require a material affirmative obligation of, result in any ongoing material liability to or materially prejudice or detrimentally impact the indemnified party in any way); and (iii) providing reasonable cooperation and, at the indemnifying party's request and expense (except for the value of the time of the indemnified party's employees), assistance to the indemnifying party in the defense or settlement of the claim or action.

        12.5 Insurance. Each party agrees to maintain appropriate worker's compensation insurance for its employees as well as commercial general liability insurance. SSCI agrees to maintain insurance in the following minimum amounts: $[***] General Liability insurance; and in excess of $[***] property insurance. Upon McDATA's written request pursuant to the execution of this Agreement, SSCI will provide McDATA with proof of such coverage in the form of a Certificate of Insurance. SSCI further agrees to notify McDATA of any changes in such insurance coverage. McDATA's written request for SSCI to issue a Certificate of Insurance should be sent to the following: SSCI Technology, Inc., Asset Management Department, PO Box 1000, Huntsville, AL 35807.

13.  LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMIATION CONSEQUENTIAL DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA, RECORDS, OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABLITY OR OTHERWISE, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. CLAIMS (I) FOR DAMAGES FOR BODILY INJURY OR DEATH OR DAMAGE TO PERSONAL PROPERTY DIRECTLY CAUSED BY EITHER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (II) FOR BREACH OF REPRESENTATIONS OR WARRANTIES; (III) RELATING TO THE PARTIES' OBLIGATIONS RELATING TO INDEMNIFICATIONS; OR

(IV) FOR BREACH OF CONFIDENTIALITY ARE EXCLUDED FROM THE FOREGOING LIMITATION.

14.  TERM AND TERMINATION

        14.1 Term. The term of this Agreement shall be for [***]([***]) [***] from the Effective Date, and unless terminated pursuant to the termination provisions of this Agreement, will automatically renew for one (1) year terms. Either party may terminate this Agreement without cause by providing the other party sixty (60) days written notice.

        14.2 Termination for Material Breach. In addition to any other rights or remedies that may be available at law or in equity, a party may terminate this Agreement if the other party is in material breach of this Agreement and has not cured the breach within thirty (30) days of written notice specifying the breach. If the breach is not cured within the thirty (30) day period, termination will become effective on the thirtieth (30th) day following the written notice. Consent to extend the cure period for breaches other than nonpayment of fees shall not be unreasonably withheld, so long as the breaching party has commenced cure during the thirty (30) day notice period and pursues cure of the breach in good faith.

        14.3 Termination for Insolvency. Either party may immediately terminate this Agreement by written notice to the other upon the occurrence of any of the following events: (i) either party becomes insolvent; (ii) a receiver is appointed for either party or its property; (iii) either party makes, or attempts to make, an assignment for the benefit of its creditors; (iv) any proceedings are commenced by or for either party under any bankruptcy, insolvency, or debtor's relief law and such proceedings are not set aside within thirty days following their filing; and/or (v) either party liquidates or dissolves or makes a good faith attempt to liquidate or dissolve voluntarily or otherwise.

        14.4 [***]

        14.5 Effect of Termination. Termination of this Agreement and pursuant liability of either party shall be limited in accordance with Section 13. Notwithstanding, either party may seek injunctive relief. The parties' rights and obligations under Sections 1, 3, 4, 5, 6, 7, 11, 12, 13, 14.4, 14.6, 14.7, 15, 16, 18.2, 18.5, 18.8, 18.9, and 18.11 hereof shall survive termination of this Agreement. In the event of termination or expiration of this Agreement, SSCI agrees to provide McDATA with all of the data and records required in Appendix 4 (SSCI Contract Quality Requirements). The parties agree that for a period of six (6) months following termination or expiration of this Agreement, the terms of this Agreement shall apply to any purchase orders issued by McDATA and subsequently accepted by SSCI, provided SSCI may retain the Tooling required for the testing and manufacturing of the Products.

        14.6 Return of Materials. Upon the termination of this Agreement, each party shall promptly deliver to the other party any of the other party's proprietary information in its possession, including, but not limited to, Confidential Information and/or developments, and all notes, records, engineering notebooks, Tooling, and other documents relating thereto. Each party shall continue thereafter to promptly return to the other party any of the above mentioned materials and all copies thereof that come into its possession.

        14.7 Dispute Resolution. In the case of disputes between the Parties that cannot be resolved upon one Party issuing and the other Party receiving written notice of a dispute, the following escalation sequence is mutually agreed between the Parties. Should the dispute not be resolved within fifteen (15) calendar days after dispute notification, both Parties agree to escalate the dispute to the appropriate Corporate Executive VP's. Should the dispute remain unresolved in the pursuing fifteen (15) day period from escalation, the Parties will discuss the legal options which best suit the dispute. In the event the Parties cannot agree on the legal option (judicial, mediation, or arbitration) on the thirty-fifth (35th) day after the dispute notification, the Parties agree to seek Arbitration as the means of settling the dispute. The Parties agree to use the Commercial Arbitration Rules-Expedited Procedures of the American Arbitration Association. If the Parties mutually agree upon one arbitrator to hear the case, one arbitrator will be used. If the Parties cannot agree upon one arbitrator, then each Party will chose one arbitrator and the third arbitrator shall be selected by the other two arbitrators. The period allowed for the arbitrator(s)' discovery shall not exceed thirty (30) calendar days. Arbitration shall be limited to fifteen (15) days following discovery completion, and the judgment of the arbitrator(s) shall be final and binding upon the Parties. Any arbitration pursuant to this Agreement shall be held in Boulder, Colorado. Each party shall bear its own expenses and shall share equally the administrative expenses of the hearing, including, without limitation, arbitration fees and the expenses of a court reporter.

15.  MANUFACTURE RIGHTS.

        In the event (1) of proceedings in bankruptcy or insolvency invoked by or against SSCI, or in the event of the appointment of an assignee for the benefit of creditors or a receiver, or (2) SSCI is no longer in business, and provided McDATA has complied with all its payment obligations under this Agreement, SSCI agrees that McDATA or McDATA's selected contract manufacturer(s) may produce the Products. Such authorization shall be in the form of a Manufacturing Rights Agreement between the parties for McDATA to make, have made, sell, offer for sale or export the Products. SSCI's Manufacturing Rights Agreement will allow McDATA to receive and utilize SSCI's manufacturing strategies and production documentation, SSCI Process Documentation, test procedures, all data and records required in Appendix 4 (SSCI Contract Quality Requirements). In the event the Products contain any SSCI Intellectual Property, SSCI agrees to grant to McDATA a worldwide, nonexclusive, irrevocable license to continued use of such SSCI Intellectual Property in the Products. SSCI will grant McDATA Manufacturing Rights including SSCI Intellectual Property License only if one (1) of the two (2) events stated above occurs.

16.  MARKETING OR PUBLICITY.

        The parties may publicly refer to the existence, but not the content, of this Agreement and may reference their business relationship by creating a hyper-link from one party's web site to the other party's web site. Neither party shall use the name, trademark, or service mark of the other party in any advertising, promotional material, or publicity releases without first obtaining the other party's prior written consent. SSCI acknowledges and agrees that McDATA will file this Agreement with the Securities and Exchange Commission (SEC), and that McDATA will seek confidential treatment of pricing terms and as otherwise allowed by the SEC.

17.  EXPORT ADMINISTRATION.

        Each party agrees to comply with the U.S. Foreign Corrupt Practices Act and all relevant export laws and regulations of the United States and the country or territory in which the Products are provided ("Export Laws") to assure that neither any deliverable, if any, nor any direct product thereof is (i) exported, directly or indirectly, in violation of Export Laws or (ii) intended to be used for any purposes prohibited by the Export Laws, including without limitation nuclear, chemical, or biological weapons proliferation.

18.  GENERAL PROVISIONS.

        18.1 Relationship of Parties. McDATA and SSCI are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Neither party is granted the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the other party, or to bind such other party in any manner to anything whatsoever. It is expressly agreed that under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. Each party shall be solely responsible for payment of all compensation and benefits payable to its employees, as well as all employment related taxes.

        18.2 Notices. All notices required hereunder shall be in writing, and shall be deemed given when transmitted by facsimile (provided such facsimile is subsequently confirmed in writing within five (5) days of the facsimile date) or deposited with an express delivery services with guaranteed third day delivery, prepaid, addressed as follows:

To SSCI: SSCI Systems, Inc. 702 Bandley Drive Fountain, CO 80817	With an additional copy to: SSCI Systems, Inc. 702 Bandley Drive Fountain, CO 80817
Attn: VP Plant Manager	Attn: McDATA Operations Manager
To McDATA: McDATA Corporation 380 Interlocken Crescent Broomfield, CO 80021-3464 Attn: VP Manufacturing CC: Director of Materials	With an additional copy to: McDATA Corporation 380 Interlocken Crescent Broomfield, CO 80021-3464 Attn: General Counsel CC: Director, Contracts Department

        18.3 Force Majeure. Neither party shall be liable for any failure or delay in its performance under this Agreement due to causes which are beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, and governmental actions; provided that (a) the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof, and (ii) uses commercially reasonable efforts to correct such failure or delay in its performance, and (b) the delayed party's time for performance or cure under this Agreement shall be extended for a period equal to the duration of the cause or sixty (60) days, whichever is less. The party against whom this section is invoked shall have the right to terminate the affected installments under any purchase order. Notwithstanding, should McDATA be the party claiming the force majeure event, McDATA shall be liable for any applicable cancellation charges as set forth in Section 14.4 (Inventory Indemnification). This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

        18.4 Amendment. No provision of this Agreement will be deemed amended or modified by either party, unless such amendment or modification is made in writing and signed by authorized representatives of both parties.

        18.5 Non-Assignment; No Third-Party Rights. Neither party may assign this Agreement or any of its rights or obligations hereunder without the other party's prior written consent, which shall not be unreasonably withheld or delayed. In the event of such an assignment, the assignor must provide written notice of its intent to assign and the assignee must agree in writing to be bound by the terms and conditions of this Agreement. Any assignment in violation of the foregoing restrictions shall be null and void. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto. This Agreement is for the sole and exclusive benefit of the parties hereto and not for the benefit of any third parties, and nothing in this Agreement shall be construed as giving any rights to any person not a party hereto.

        18.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a proper authority having jurisdiction over this Agreement, such provision shall be deemed null and void and the remaining provisions of this Agreement shall remain in full force and effect. The parties shall substitute for the affected provision an enforceable provision that approximates the intent and economic effect of the affected provision.

        18.7 Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

        18.8 Attorney's Fees. If any litigation arises between the parties in connection with this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees, costs and expenses from the other party.

        18.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado excluding its choice of law provisions. Any action brought in connection with this Agreement may be brought in the state or federal courts of Colorado. In any such action, SSCI submits to the personal jurisdiction of such courts. The United Nations Convention on Contracts for the International Sale of Goods (CISG) is specifically excluded and shall not be applicable to any transaction contemplated herein.

        18.10  Entire Agreement. This Agreement, together with any applicable appendices, constitutes the entire Agreement between McDATA and SSCI relating to the subject matter of this Agreement. This Agreement supersedes the previous Manufacturing and Purchase Agreement dated 12/14/01 This Agreement takes precedence over any pre-printed terms and conditions on invoices, purchase orders, acknowledgements, or other forms used by the parties in carrying out the terms and conditions of this Agreement.

        18.11  Right to Audit. McDATA reserves the right to have access to such SSCI records for McDATA invoices, supplier purchase orders and any other applicable documentation of cost and expenses incurred by SSCI in performance of this Agreement, for purpose of audit and verification. Such audits may be performed by McDATA or by an independent auditor selected by McDATA during normal business hours and upon reasonable notice, for so long as such records are required to be retained. SSCI will retain such records for [***]([***]) years or as required by law. Further, McDATA reserves the right to audit SSCI and/or SSCI's facilities at any time upon reasonable notice, to ensure SSCI's compliance with this Agreement. McDATA shall ensure that any auditor performing audit duties, whether McDATA personnel or an independent auditor selected by McDATA, shall first have entered into SSCI's confidentiality agreement.

        18.12  Counterparts. This Agreement shall be executed upon the affixed signatures of both Parties' duly authorized representatives. Three (3) original copies shall be executed and be retained by the following: one (1) original remains with McDATA, one (1) with SSCI Plant in Fountain, CO, and one (1) copy sent to SSCI Contract Department in Huntsville, AL.

        18.13  Waiver. No waiver of any right or remedy on one occasion by either party shall be deemed a waiver of such right or remedy on any other occasion.

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  Exhibit 10.15.2